Exhibit 10.3

INFORMATICA INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Companies with an opportunity to purchase Common Stock through accumulated Contributions. The Company intends for the Plan to have two components: a component that is intended to qualify as an “employee stock purchase plan” under Code Section 423 (the “423 Component”) and a component that is not intended to qualify as an “employee stock purchase plan” under Code Section 423 (the “Non-423 Component”). The provisions of the 423 Component, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Code Section 423. In addition, this Plan authorizes the grant of an option to purchase shares of Common Stock under the Non-423 Component that does not qualify as an “employee stock purchase plan” under Code Section 423; an option granted under the Non-423 Component will provide for substantially the same benefits as an option granted under the 423 Component, except that a Non-423 Component option may include features necessary to comply with applicable non-U.S. laws pursuant to rules, procedures or sub-plans adopted by the Administrator. Except as otherwise provided herein or by the Administrator, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

2. Definitions.

2.1 “Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 3.

2.2 “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to the related issuance of shares of Common Stock, including but not limited to, under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where options are, or will be, granted under the Plan.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Change in Control” means the occurrence of any of the following events:

(a) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; provided, further, that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board also will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(b) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(c) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(C). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2.4, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (y) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.5 “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.6 “Committee” means a committee of the Board appointed in accordance with Section 3 hereof.

2.7 “Common Stock” means the Class A common stock of the Company.

2.8 “Company” means Informatica Inc., a Delaware corporation, or any successor thereto.

2.9 “Compensation” means an Eligible Employee’s base straight time gross earnings, but exclusive of payments for overtime, shift premium, commissions, incentive compensation, equity compensation, bonuses and other similar compensation. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Offering Period.

2.10 “Contributions” means the payroll deductions and other additional payments that the Company may permit to be made by a Participant to fund the exercise of options granted pursuant to the Plan.

2.11 “Designated Company” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Companies, provided, however that at any given time, a Subsidiary that is a Designated Company under the 423 Component will not be a Designated Company under the Non-423 Component.

2.12 “Director” means a member of the Board.

2.13 “Eligible Employee” means any individual who is a common law employee providing services to the Company or a Designated Company and is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year by the Employer, or any lesser number of hours per week and/or number of months in any calendar year established by the Administrator (if required under Applicable Laws) for purposes of any separate Offering or for Participants in the Non-423 Component. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves or is legally protected under Applicable Laws with respect to the Participant’s participation in the Plan. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, determine (for each Offering under the 423 Component, on a uniform and nondiscriminatory basis or as otherwise permitted by U.S. Treasury Regulations Section 1.423-2) that the definition of Eligible Employee will or will not include an individual if he or she: (a) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (b) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (c) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (d) is a highly compensated employee within the meaning of Code Section 414(q), or (e) is a highly compensated employee within the meaning of Code Section 414(q) with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering under the 423 Component in an identical manner to all highly compensated individuals of the Employer whose employees are participating in that Offering. Each exclusion will be applied with respect to an Offering under the 423 Component in a manner complying with U.S. Treasury Regulations Section 1.423-2(e)(2)(ii). Such exclusions may be applied with respect to an Offering under the Non-423 Component without regard to the limitations of U.S. Treasury Regulations Section 1.423-2.

2.14 “Employer” means the employer of the applicable Eligible Employee(s).

2.15 “Enrollment Date” means the first Trading Day of each Offering Period.

2.16 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

2.17 “Exercise Date” means the first Trading Day on or after March 1 and September 1 of each Offering Period. Unless determined otherwise by the Administrator prior to the Enrollment Date of the first Offering Period under the Plan, the first Exercise Date under the Plan will be the first Trading Day on or after March 1, 2022. Notwithstanding the foregoing, in the event that an Offering Period is terminated prior to its expiration pursuant to Section 18, the Administrator, in its sole discretion, may determine that any Purchase Period also terminating under such Offering Period will terminate without options being exercised on the Exercise Date that otherwise would have occurred on the last Trading Day of such Purchase Period.

2.18 “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(a) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange or the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last Trading Day such closing sales price was reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(c) For purposes of the Enrollment Date of the first Offering Period under the Plan, the Fair Market Value will be the initial price to the public as set forth in the final prospectus included within the registration statement on Form S-1 filed with the Securities and Exchange Commission for the initial public offering of the Common Stock; or

(d) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

The determination of fair market value for purposes of tax withholding may be made in the Administrator’s discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

2.19 “Fiscal Year” means the fiscal year of the Company.

2.20 “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.

2.21 “Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 6. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulations Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulations Section 1.423-2(a)(2) and (a)(3).

2.22 “Offering Period” means a period beginning on such date as may be determined by the Administrator, in its discretion, and ending on such Exercise Date as may be determined by the Administrator, in its discretion, during which an option granted pursuant to the Plan may be exercised. The duration and timing of Offering Periods may be changed pursuant to Sections 6 and 18.

2.23 “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

2.24 “Participant” means an Eligible Employee that participates in the Plan.

2.25 “Plan” means this Informatica Inc. 2021 Employee Stock Purchase Plan.

2.26 “Purchase Period” means the period during an Offering Period and during which shares of Common Stock may be purchased on behalf of Participants thereunder in accordance with the terms of the Plan. Unless the Administrator provides otherwise, Purchase Periods will be the approximately six (6) month period commencing after one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period will commence on the Enrollment Date and end with the next Exercise Date; provided, for clarity, that the first Purchase Period will commence on the Enrollment Date of the first Offering Period and end on the first Trading Day on or after March 1, 2022.

2.27 “Purchase Price” means an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be determined for subsequent Offering Periods by the Administrator subject to compliance with Code Section 423 (or any successor rule or provision or any other Applicable Law, regulation or stock exchange rule) or pursuant to Section 18.

2.28 “Registration Date” means the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(b) of the Exchange Act, with respect to any class of the Company’s securities.

2.29 “Section 409A” means Code Section 409A and the U.S. Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.

2.30 “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

2.31 “Trading Day” means a day that the primary stock exchange, national market system, or other trading platform, as applicable, upon which the Common Stock is listed (or otherwise trades regularly, as determined by the Administrator, in its sole discretion) is open for trading.

2.32 “U.S. Treasury Regulations” means the Treasury Regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code will include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

3. Stock.

3.1 Stock Subject to the Plan. Subject to adjustment upon changes in capitalization of the Company as provided in Section 17 hereof, the maximum aggregate number of shares of Common Stock that will be made available for sale under the Plan will be equal to 5,476,400 shares of Common Stock. The shares of Common Stock may be authorized but unissued, or reacquired shares of Common Stock.

3.2 Automatic Share Reserve Increase. Subject to adjustment upon changes in capitalization of the Company as provided in Section 17 hereof, the number of shares of Common Stock available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the 2022 Fiscal Year in an amount equal to the least of (a) 8,214,600 shares of Common Stock, (b) a number of shares of Common Stock equal to one percent (1%) of the total number of shares of all classes of common stock of the Company outstanding on the last day of the immediately preceding Fiscal Year, or (c) such number of shares determined by the Administrator no later than the last day of the immediately preceding Fiscal Year.

4. Administration. The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to:

(a) construe, interpret and apply the terms of the Plan,

(b) delegate ministerial duties to any of the Company’s employees,

(c) designate separate Offerings under the Plan,

(d) designate Subsidiaries as participating in the 423 Component or Non-423 Component,

(e) determine eligibility,

(f) adjudicate all disputed claims filed under the Plan, and

(g) establish such procedures that it deems necessary or advisable for the administration of the Plan (including, without limitation, to adopt such procedures, sub-plans, and appendices to the enrollment agreement as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans and appendices may take precedence over other provisions of this Plan, with the exception of Section 3 hereof, but unless otherwise superseded by the terms of such sub-plan or appendix, the provisions of this Plan will govern the operation of such sub-plan or appendix). Unless otherwise determined by the Administrator, the Eligible Employees eligible to participate in each sub-plan will participate in a separate Offering under the 423 Component, or if the terms would not qualify under the 423 Component, in the Non-423 Component, in either case unless such designation would cause the 423 Component to violate the requirements of Code Section 423.

Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulations Section 1.423-2(f), the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the U.S. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.

5. Eligibility.

5.1 First Offering Period. Any individual who is an Eligible Employee as of the Enrollment Date of the first Offering Period automatically will be enrolled in the first Offering Period under the Plan.

5.2 Subsequent Offering Periods. Any Eligible Employee on a given Enrollment Date subsequent to the first Offering Period will be eligible to participate in the Plan, subject to the requirements of Section 7.

5.3 Non-U.S. Employees. Eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Code Section 7701(b)(1)(A))) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Code Section 423. In the case of the Non-423 Component, an Eligible Employee may be excluded from participation in the Plan or an Offering if the Administrator has determined that participation of such Eligible Employee is not advisable or practicable.

5.4 Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (a) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Code Section 424(d)) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (b) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Code Section 423) of the Company or any Parent or Subsidiary of the Company accrues at a rate, which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Code Section 423 and the regulations thereunder.

6. Offering Periods. The Plan will be implemented by Offering Periods established by the Administrator from time to time. Offering Periods will expire on the earliest to occur of (a) the completion of the purchase of shares on the last Exercise Date occurring within twenty-seven (27) months of the applicable Enrollment Date on which the option to purchase shares was granted under the Plan, or (b) such shorter period established prior to the Enrollment Date of the Offering Period by the Administrator, from time to time, in its discretion, on a uniform and nondiscriminatory basis, for all options to be granted on such Enrollment Date. Unless determined otherwise by the Administrator prior to the Enrollment Date of an Offering Period, Offering Periods will be the overlapping, consecutive periods of approximately twelve (12) months commencing on the first Trading Day on or after March 1 and September 1 of each year, and terminating on the first Trading Day on or after September 1 and March 1, respectively, approximately twelve (12) months later; provided, however that the first Offering Period under the Plan will commence with the first Trading Day on or after the Registration Date and will end on the first Trading Day on or after September 1, 2022; and provided, further, that the second Offering Period under the Plan will commence on the first Trading Day on or after March 1, 2022. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future Offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter; provided, however, that no Offering Period may last more than twenty-seven (27) months.

7. Participation.

7.1 First Offering Period. An Eligible Employee will be entitled to continue to participate in the first Offering Period pursuant to Section 5.1 only if such individual submits a subscription agreement authorizing Contributions in a form determined by the Administrator (which may be similar to the form attached hereto as Exhibit A) to the Company’s designated plan administrator (a) no earlier than the effective date of the Form S-8 registration statement with respect to the issuance of Common Stock under this Plan and (b) with respect to the first Offering Period, no later than ten (10) business days following the effective date of such Form S-8 registration statement or such other date as the Administrator may determine (the “Enrollment Window”). An Eligible Employee’s failure to submit the subscription agreement during the Enrollment Window will result in the automatic termination of such individual’s participation in the first Offering Period.

7.2 Subsequent Offering Periods. An Eligible Employee may participate in the Plan pursuant to Section 5.1 by (a) submitting to the Company’s Stock Administration Team (or its designee), a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit A), or (b) following an electronic or other enrollment procedure determined by the Administrator, in either case, on or before a date determined by the Administrator prior to an applicable Enrollment Date.

8. Contributions.

8.1 Contribution Amounts. At the time a Participant enrolls in the Plan pursuant to Section 7, he or she will elect to have Contributions (in the form of payroll deductions or otherwise, to the extent permitted by the Administrator) made on each pay day during the Offering Period in an amount not exceeding fifteen percent (15%) of the Compensation, which he or she receives on each pay day during the Offering Period. However, prior to the Enrollment Date of an Offering Period, the Administrator, in its discretion and on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulations Section 1.423-2, may change the Contribution percentage limit with respect to all options granted on the Enrollment Date of such Offering Period. In the event that a pay day occurs on an Exercise Date, a Participant will have any Contributions made on such day applied to his or her account under the then-current Purchase Period or Offering Period.

8.2 Contribution Methods. The Administrator, in its sole discretion, may permit all Participants in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means set forth in the subscription agreement prior to each Exercise Date of each Offering Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 12 hereof (or Participant’s participation is terminated as provided in Section 13 hereof).

(a) In the event Contributions are made in the form of payroll deductions, such payroll deductions for a Participant will commence on the first pay day following the Enrollment Date, provided that for the first Offering Period, payroll deductions will commence on the first pay day on or following the end of the Enrollment Window, and will end on the last pay day on or prior to the last Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 12 hereof (or Participant’s participation is terminated as provided in Section 13 hereof).

(b) All Contributions made for a Participant will be credited to his or her account under the Plan and Contributions will be made in whole percentages of his or her Compensation only. A Participant may not make any additional payments into such account.

8.3 Participant Changes to Contributions. A Participant may discontinue his or her participation in the Plan as provided under Section 12. Until and unless determined otherwise by the Administrator, in its sole discretion, during any Offering Period, a Participant may not increase the rate of his or her Contributions and may decrease the rate of his or her Contributions only two (2) times, provided that the second decrease is to a Contribution rate of zero percent (0%). In addition, until and unless determined otherwise by the Administrator, in its sole discretion, during any Offering Period, a Participant may increase or decrease the rate of his or her Contributions (as a whole percent to a rate between zero percent (0%) and the maximum percentage specified in Section 8.1), which Contribution rate adjustment will become effective upon the commencement of the next Offering Period and remain in effect for subsequent Offering Periods and, except as set forth in the immediately preceding sentence, any such adjustment will not affect the Contribution rate for any ongoing Offering Period.

(a) A Participant may make a Contribution rate adjustment pursuant to this Section 8.3 by (A) properly completing and submitting to the Company’s Stock Administration Team (or its designee), a new subscription agreement authorizing the change in Contribution rate in the form provided by the Administrator for such purpose, or (B) following an electronic or other procedure prescribed by the Administrator, in either case, on or before a date determined by the Administrator prior to (x) the scheduled beginning of the first Offering Period to be affected or (y) an applicable Exercise Date, as applicable. If a Participant has not followed such procedures to change the rate of Contributions, the rate of his or her Contributions will continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless the Participant’s participation is terminated as provided in Sections 12 or 13).

(b) The Administrator may, in its sole discretion, limit or amend the nature and/or number of Contribution rate changes (including to permit, prohibit and/or limit increases and/or decreases to rate changes) that may be made by Participants during any Purchase Period or Offering Period, and may establish such other conditions or limitations as it deems appropriate for Plan administration.

(c) Except as provided by this Section 8.3, any change in Contribution rate made pursuant to this Section 8.3 will be effective as of the first full payroll period following five (5) business days after the date on which the change is made by the Participant (unless the Administrator, in its sole discretion, elects to process a given change in Contribution rate earlier).

8.4 Other Contribution Changes. Notwithstanding the foregoing, to the extent necessary to comply with Code Section 423(b)(8) and Section 5.3 hereof (which generally limit participation in an Offering Period pursuant to certain Applicable Laws), a Participant’s Contributions may be decreased to zero percent (0%) by the Administrator at any time during an Offering Period (or a Purchase Period, as applicable). Subject to Code Section 423(b)(8) and Section 5.3 hereof, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Offering Period (or Purchase Period, as applicable) scheduled to end in the following calendar year, unless the Participant’s participation in the Plan has terminated as provided in Sections 12 or 13.

8.5 Cash Contributions. Notwithstanding any provisions to the contrary in the Plan, the Administrator may allow Participants to participate in the Plan via cash contributions instead of payroll deductions if (a) payroll deductions are not permitted or advisable under Applicable Laws, (b) the Administrator determines that cash contributions are permissible for Participants participating in the 423 Component and/or (c) the Participants are participating in the Non-423 Component.

8.6 Tax Withholdings. At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or at any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding or payment on account obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to the sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or use any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulations Section 1.423-2(f).

8.7 Use of Funds. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings or for Participants in the Non-423 Component for which Applicable Laws require that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party, provided that, if such segregation or deposit with an independent third party is required by Applicable Laws, it will apply to all Participants in the relevant Offering under the 423 Component, except to the extent otherwise permitted by U.S. Treasury Regulations Section 1.423-2(f). Until shares of Common Stock are issued, Participants will have only the rights of an unsecured creditor with respect to such shares.

9. Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price.

9.1 Certain Option Limits. In no event will an Eligible Employee be permitted to purchase during each Offering Period more than 2,500 shares of Common Stock (subject to any adjustment pursuant to Section 17), and provided further that such purchase will be subject to the limitations set forth in Sections 3 and 5.3 and in the subscription agreement. For future Offering Periods, the Administrator, in its absolute discretion, may increase or decrease the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Purchase Period or Offering Period, as applicable.

9.2 Option Receipt. The Eligible Employee may accept the grant of an option under the Plan (i) with respect to the first Offering Period by submitting a properly completed subscription agreement in accordance with the requirements of Section 7.1 on or before the last day of the Enrollment Window, and (ii) with respect to any subsequent Offering Period by electing to participate in the Plan in accordance with the requirements of Section 7.2.

9.3 Option Term. Exercise of the option will occur as provided in Section 10, unless the Participant’s participation in the Plan has terminated pursuant to Sections 12 or 13. The option will expire on the last day of the Offering Period.

10. Exercise of Option.

10.1 Automatic Exercise. Unless a Participant’s participation in the Plan has terminated as provided in Sections 12 and 13, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares of Common Stock subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account. No fractional shares of Common Stock will be purchased; any Contributions accumulated in a Participant’s account, which are not sufficient to purchase a full share will be retained in the Participant’s account for the subsequent Purchase Period or Offering Period, as applicable, subject to earlier withdrawal by the Participant as provided in Sections 12 or 13. Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares of Common Stock hereunder is exercisable only by him or her.

10.2 Pro Rata Allocations. If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (a) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all

Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or (y) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 18. The Company may make a pro rata allocation of the shares of Common Stock available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares of Common Stock for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.

11. Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares of Common Stock purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares of Common Stock be deposited directly with a broker designated by the Company or with a trustee or designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares of Common Stock be retained with such broker, trustee or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions or other dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 11.

12. Withdrawal.

12.1 Withdrawal Procedures. A Participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (a) submitting to the Company’s Stock Administration Team (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit B), or (b) following an electronic or other withdrawal procedure determined by the Administrator. The Administrator may set forth a deadline of when a withdrawal must occur to be effective prior to a given Exercise Date in accordance with policies it may approve from time to time. All of the Participant’s Contributions credited to his or her account will be paid to such Participant as soon as administratively practicable after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares of Common Stock will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 7.

12.2 No Effect on Future Participation. A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

13. Termination of Employment. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant, or, in the case of his or her death, to the person or persons entitled thereto, and such Participant’s option will be automatically terminated. Unless determined otherwise by the Administrator in a manner that, with respect to an Offering under the 423 Component, is permitted by, and compliant with, Code Section 423, a Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Company will not be treated as terminated under the Plan; however, if a Participant transfers from an Offering under the 423 Component to the Non-423 Component, the exercise of the option will be qualified under the 423 Component only to the extent it complies with Code Section 423; further, no Participant will be deemed to switch from an Offering under the Non-423 Component to an Offering under the 423 Component or vice versa unless (and then only to the extent) such switch would not cause the 423 Component or any option thereunder to fail to comply with Code Section 423.

14. Section 409A.

14.1 The 423 Component. The 423 Component of the Plan is intended to be exempt from the application of Section 409A, and, to the extent not exempt, is intended to comply with Section 409A and any ambiguities herein will be interpreted to so be exempt from, or comply with, Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Section 409A. Notwithstanding the foregoing, the Company and any of its Parent or Subsidiaries will have no liability, obligation or responsibility to reimburse, indemnify, or hold harmless a Participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under the Plan is compliant with Section 409A.

14.2 Tax Qualification. Although the Company may endeavor to (i) qualify an option under the Plan for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code or under a non-U.S. Designated Company tax-qualified sub-plan), the Company or Designated Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participant’s under the Plan.

15. Rights as Stockholder. Until the shares of Common Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will have only the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares. Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or, if so required under Applicable Laws, in the name of the Participant and his or her spouse.

16. Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 12 hereof.

17. Adjustments, Dissolution, Liquidation, Merger or Change in Control.

17.1 Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price per share, the class and the number of shares of Common Stock covered by each outstanding option under the Plan that has not yet been exercised, and the numerical share limits of Sections 3 and 9.1.

17.2 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 12 hereof (or, prior to such New Exercise Date, Participant’s participation in the Plan has terminated as provided in Section 13 hereof).

17.3 Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period will end. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 12 hereof (or, prior to such New Exercise Date, Participant’s participation in the Plan has terminated as provided in Section 13 hereof).

18. Amendment or Termination.

18.1 Amendment, Suspension, Termination. The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 17). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under Applicable Laws, as further set forth in Section 27 hereof) as soon as administratively practicable.

18.2 Certain Administrator Changes. Without stockholder consent and without limiting Section 18.1, the Administrator will be entitled to change the Offering Periods and any Purchase Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange rate applicable to amounts withheld in a currency other than U.S. dollars, permit Contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.

18.3 Changes Due to Accounting Consequences. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(a) amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;

(b) altering the Purchase Price for any Purchase Period or Offering Period including a Purchase Period or Offering Period underway at the time of the change in Purchase Price;

(c) shortening any Purchase Period or Offering Period by setting a New Exercise Date, including a Purchase Period or Offering Period underway at the time of the Administrator action;

(d) reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and

(e) reducing the maximum number of shares of Common Stock a Participant may purchase during any Purchase Period or Offering Period.

Such modifications or amendments will not require stockholder approval or the consent of any Plan Participants.

19. Conditions Upon Issuance of Shares.

19.1 Legal Compliance. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

19.2 Investment Representations. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required.

20. Term of Plan. The Plan will become effective upon the later to occur of (a) its adoption by the Board or (b) the business day immediately prior to the Registration Date. It will continue in effect for a term of twenty (20) years, unless terminated earlier under Section 18.

21. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

22. Interest. No interest will accrue on the Contributions of a participant in the Plan, except as may be required by Applicable Laws, as determined by the Company, and if so required by the laws of a particular jurisdiction, will apply, with respect to Offerings under the 423 Component, to all Participants in the relevant Offering, except to the extent otherwise permitted by U.S. Treasury Regulations Section 1.423-2(f).

23. No Effect on Employment. Neither the Plan nor any option under the Plan will confer upon any Participant any right with respect to continuing the Participant’s employment with the Company or its Subsidiaries or Parents, as applicable, nor will they interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable, to terminate such employment relationship at any time, free from any liability or claim under the Plan.

24. Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

25. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

26. Legal Construction.

26.1 Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality, or unenforceability will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal, or unenforceable provision had not been included.

26.2 Governing Law. The Plan will be governed by, and construed in accordance with, the laws of the State of Delaware, but without regard to its conflict of law provisions.

26.3 Headings. Headings are provided herein for convenience only, and will not serve as a basis for interpretation of the Plan.

27. Compliance with Applicable Laws. The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.

28. Automatic Transfer to Low Price Offering Period. Unless determined otherwise by the Administrator, this Section 28 applies to an Offering Period to the extent such Offering Period provides for more than one (1) Exercise Date within such Offering Period. To the extent permitted by Applicable Laws, if the Fair Market Value of a share of Common Stock on any Exercise Date in an Offering Period is less than the Fair Market Value of a share of Common Stock on the Enrollment Date of such Offering Period, then all Participants in such Offering Period will be withdrawn automatically from such Offering Period immediately after the exercise of their option on such Exercise Date and re-enrolled automatically in the immediately following Offering Period as of the first day thereof at the applicable Contribution rate in effect for the Participant.

* * *

EXHIBIT A

INFORMATICA INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

_____ Original Application	Offering Date: _________________
_____ Change in Payroll Deduction Rate

1. ____________________ hereby elects to participate in the Informatica Inc. 2021 Employee Stock Purchase Plan (the “Plan”) and subscribes to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Plan. Any capitalized terms not specifically defined in this Subscription Agreement will have the meaning ascribed to them under the Plan.

2. I hereby authorize and consent to payroll deductions from each paycheck in the amount of ____% of my Compensation on each payday (from 1% to 15%) during the Offering Period in accordance with the Plan. (Please note that no fractional percentages are permitted.) I understand that only my first, one election to decrease the rate of my payroll deductions may be applied with respect to an ongoing Offering Period in accordance with the terms of the Plan, and any subsequent election to decrease the rate of my payroll deductions during the same Offering Period, and any election to increase the rate of my payroll deductions during any Offering Period, will not be applied to the ongoing Offering Period.

3. I understand that said payroll deductions will be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option and purchase Common Stock under the Plan. I further understand that if I am outside of the U.S., my payroll deductions will be converted to U.S. dollars at an exchange rate selected by the Company on the Exercise Date.

4. I have received a copy of the complete Plan and its accompanying prospectus. I understand that my participation in the Plan is in all respects subject to the terms of the Plan.

5. Shares of Common Stock purchased for me under the Plan should be issued in the name(s) of _____________ (Eligible Employee or Eligible Employee and spouse only).

6. If I am a U.S. taxpayer, I understand that if I dispose of any shares received by me pursuant to the Plan within two (2) years after the Offering Date (the first day of the Offering Period during which I purchased such shares) or one (1) year after the Exercise Date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price that I paid for the shares. I hereby agree to notify the Company in writing within thirty (30) days after the date of any disposition of my shares and I will make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the two (2) year and one (1) year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (b) fifteen percent (15%) of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

7. For employees that may be subject to tax in non U.S. jurisdictions, I acknowledge and agree that, regardless of any action taken by the Company or any Designated Company with respect to any or all income tax, social security, social insurances, National Insurance Contributions, payroll tax, fringe benefit, or other tax-related items related to my participation in the Plan and legally applicable to me including, without limitation, in connection with the grant of such options, the purchase or sale of shares of Common Stock acquired under the Plan and/or the receipt of any dividends on such shares (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains my responsibility and may exceed the amount actually withheld by the Company or a Designated Company. Furthermore, I acknowledge that the Company and/or any Designated Company (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the options under the Plan and (b) do not commit to and are under no obligation to structure the terms of the grant of options or any aspect of my participation in the Plan to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I have become subject to tax in more than one jurisdiction between the date of my enrollment and the date of any relevant taxable or tax withholding event, as applicable, I acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the purchase of shares of Common Stock under the Plan or any other relevant taxable or tax withholding event, as applicable, I agree to make adequate arrangements satisfactory to the Company and/or the applicable Designated Company to satisfy all Tax-Related Items. In this regard, I authorize the Company and/or the applicable Designated Company, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (a) withholding from my wages or Compensation paid to me by the Company and/or the applicable Designated Company; or (b) withholding from proceeds of the sale of the shares of Common Stock purchased under the Plan either through a voluntary sale or through a mandatory sale arranged by the Company (on my behalf pursuant to this authorization). Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable maximum withholding rates, in which case I will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.

Finally, I agree to pay to the Company or the applicable Designated Company any amount of Tax-Related Items that the Company or the applicable Designated Company may be required to withhold as a result of my participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to purchase shares of Common Stock under the Plan on my behalf and/or refuse to issue or deliver the shares or the proceeds of the sale of shares if I fail to comply with my obligations in connection with the Tax-Related Items.

8. By electing to participate in the Plan, I acknowledge, understand and agree that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent provided for in the Plan;

(b) all decisions with respect to future grants under the Plan, if applicable, will be at the sole discretion of the Company;

(c) the grant of options under the Plan will not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, or any Designated Company, and will not interfere with the ability of the Company or any Designated Company, as applicable, to terminate my employment (if any);

(d) I am voluntarily participating in the Plan;

(e) the options granted under the Plan and the shares of Common Stock underlying such options, and the income and value of same, are not intended to replace any pension rights or compensation;

(f) the options granted under the Plan and the shares of Common Stock underlying such options, and the income and value of same, are not part of my normal or expected compensation for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(g) the future value of the shares of Common Stock offered under the Plan is unknown, indeterminable and cannot be predicted with certainty;

(h) the shares of Common Stock that I acquire under the Plan may increase or decrease in value, even below the Purchase Price;

(i) no claim or entitlement to compensation or damages will arise from the forfeiture of options granted to me under the Plan as a result of the termination of my status as an Eligible Employee (for any reason whatsoever, and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any) and, in consideration of the grant of options under the Plan to which I am otherwise not entitled, I irrevocably agree never to institute a claim against the Company, or any Designated Company, waive my ability, if any, to bring such claim, and release the Company, and any Designated Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, I will be deemed irrevocably to have agreed to not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

(j) in the event of the termination of my status as an Eligible Employee (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any), my right to participate in the Plan and any options granted to me under the Plan, if any, will terminate effective as of the date that I am no longer actively employed by the Company or one of its Designated Companies and, in any event, will not be extended by any notice period mandated under the employment laws in the jurisdiction in which I am employed or the terms of my employment agreement, if any (e.g., active employment would not include a period of “garden leave” or similar period pursuant to the employment laws in the jurisdiction in which I am employed or the terms of my employment agreement, if any); the Company will have the exclusive discretion to determine when I am no longer actively employed for purposes of my participation in the Plan (including whether I may still be considered to be actively employed while on a leave of absence).

9. If I have received the Subscription Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, subject to applicable laws.

10. The provisions of the Subscription Agreement and these appendices are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions nevertheless will be binding and enforceable.

11. Notwithstanding any provisions in this Subscription Agreement, I understand that if I am working or resident in a country other than the United States, my participation in the Plan also will be subject to the additional terms and conditions set forth on Appendix A and any special terms and conditions for my country set forth on Appendix A. Moreover, if I relocate to one of the countries included in Appendix A, the special terms and conditions for such country will apply to me to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Subscription Agreement and the provisions of this Subscription Agreement govern each Appendix (to the extent not superseded or supplemented by the terms and conditions set forth in the applicable Appendix).

12. I hereby agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

Employee’s Social

Security Number

(for U.S.-based employees):

Employee’s Address:

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT WILL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated:

Signature of Employee

APPENDIX A

INFORMATICA INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

NON-U.S. PARTICIPANT ADDENDUM TO SUBSCRIPTION AGREEMENT

Unless otherwise defined herein, capitalized terms used in this Appendix A to the Subscription Agreement will be ascribed the same defined meanings as set forth in the Subscription Agreement of which this Appendix A forms a part (or the Plan or other written agreement as specified in the Subscription Agreement).

Terms and Conditions

This Appendix A includes additional terms and conditions applicable to all Participants providing services to the Company or a Designated Company (as defined in the Plan) outside the United States, and additional terms applicable to Participants providing services to the Company or a Designated Company in the countries identified below. If I am a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which I am currently residing and/or working, or if I relocate to another country after enrolling in the Plan, the Company, in its discretion, will determine to what extent the terms and conditions contained herein will apply to me.

Notifications

This Appendix A also may include notifications that contain information regarding exchange controls and certain other issues of which Participants should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other Applicable Laws in effect in the respective countries as of October 2021. Such Applicable Laws are often complex and change frequently. As a result, the Company recommends that Participants not rely on the information in this Appendix as the only source of information relating to the consequences of participation in the Plan because the information included herein may be out of date at the time that Participants purchase shares of Common Stock under the Plan or subsequently sell the shares of Common Stock. Participants also should review the tax summary for their country which the Company will provide as a supplement to the Plan prospectus.

In addition, the information contained herein is general in nature and may not apply to a Participant’s particular situation and the Company is not in a position to assure a Participant of any particular result. Participant should seek appropriate professional advice as to how the Applicable Laws in Participant’s country may apply to Participant’s particular situation.

Finally, if a Participant is a citizen or resident of a country other than the one in which he or she is currently working (or if he or she is considered as such for local law purposes) or if he or she moves to another country after all or any portion of the options has been granted under the Plan, the information contained herein may not be applicable to such Participant.

I.	GLOBAL PROVISIONS APPLICABLE TO PARTICIPANTS IN ALL COUNTRIES OTHER THAN THE UNITED STATES

1. Foreign Exchange Considerations. I understand and agree that, if my Contributions under the Plan are made in any currency other than U.S. dollars, such Contributions will be converted to U.S. dollars on or prior to the Exercise Date using a prevailing exchange rate in effect at the time such conversion is performed, as determined by the Administrator. I understand and agree that neither the Company nor any non-U.S. affiliate, Parent, or Subsidiary shall be liable for any foreign exchange rate fluctuation between my local currency and the U.S. dollar that may affect the value of the options granted to me under the Plan, or of any amounts due to me under the Plan or as a result of the subsequent sale of any shares of Common Stock acquired under the Plan. I agree and acknowledge that I will bear any and all risk associated with the exchange or fluctuation of currency associated with my participation in the Plan.

2. Additional Participant Acknowledgements. The following supplements Section 8 of the Subscription Agreement:

By electing to participate in the Plan, I acknowledge, understand and agree that the grant of the options under the Plan and the benefits evidenced by the Subscription Agreement do not create any entitlement not otherwise specifically provided for in the Plan, or provided by the Company in its discretion, to have such rights or benefits transferred to, or assumed by, another company nor to be exchanged, cashed-out or substituted for, in connection with a sale of substantially all of the Company’s assets or a merger of the Company in which the Company is not the surviving corporation.

3. Data Privacy. I understand that the Company and/or any Designated Company may collect, where permissible under Applicable Laws certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all options granted under the Plan or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in my favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. I understand that Company may transfer my Data to the United States, which is not considered by the European Commission to have data protection laws equivalent to the laws in my country. I understand that the Company will transfer my Data to its designated broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. I understand that the recipients of the Data may be located in the United States or elsewhere, and that a recipient’s country of operation (e.g., the United States) may have different, including less stringent, data privacy laws that the European Commission or my jurisdiction does not consider to be equivalent to the protections in my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the Company, the Company’s designated broker and any other possible recipients which may assist the Company with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan. I understand that that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. Further, I understand that I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or career with the Company or any Designated Company will not be adversely affected; the only adverse consequence of refusing or withdrawing my consent is that the Company would not be able to grant me options under the Plan or other equity awards, or administer or maintain such awards. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

If I am an employee outside the U.S., I understand that in accordance with Applicable Laws, I have the right to access, and to request a copy of, the Data held about me. I also understand that I have the right to discontinue the collection, processing, or use of my Data, or supplement, correct, or request deletion of my Data. To exercise my rights, I may contact my local human resources representative.

I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described herein and any other Plan materials by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing my participation in the Plan. I understand that my consent will be sought and obtained for any processing or transfer of my data for any purpose other than as described in the enrollment form and any other plan materials.

4. Language. If I have received the Subscription Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, subject to Applicable Laws.

5. Severability. The provisions of the Subscription Agreement and these appendices are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions nevertheless will be binding and enforceable.

II.	GLOBAL PROVISIONS APPLICABLE TO PARTICIPANTS IN ALL COUNTRIES OTHER THAN THE UNITED STATES

AUSTRALIA

Terms and Conditions

Australian Offer Document. In addition to the Restricted Stock Unit Agreement and the Plan, Participant must review the Australian “Offer Document” and “Additional Documents” for additional important information pertaining to the Restricted Stock Units. These documents can be accessed via the E*Trade website at [website].

Deferral of Tax Payable. Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies to all options offered under the Subscription Agreement to Australian Participants.

Data Privacy. I acknowledge and agree that if the Company or its affiliates, Parent, and Subsidiaries discloses any personal information about me to a recipient outside of Australia then the Company, or any affiliate, Parent, Subsidiary of the Company will not be: (a) required by law to take steps to ensure that the recipient complied with the Australian Privacy Principles; or (b) responsible for any breaches of the Australian Privacy Principles by the recipient, in respect of that information.

Notifications

Exchange Controls. Exchange control reporting is required for cash transactions exceeding A$10,000 and for international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on my behalf.

BELGIUM

Notifications

Foreign Asset/Account Reporting. I am required to report any taxable income attributable to the options and shares of Common Stock on my annual tax return. In addition, I am required to report any bank accounts opened and maintained outside Belgium on my annual tax return. In a separate report, I may be required to provide the National Bank of Belgium with certain details regarding such foreign accounts (including the account number, bank name and country in which any such account was opened).

BRAZIL

Notifications

Exchange Controls. By participating in the Plan, I am generally required to make an annual report of shares of Common Stock held outside Brazil to the tax authorities and the Central Bank if such holdings exceed a specified limit (typically, US$100,000).

CANADA

Terms and Conditions

Authorization to Release Necessary Personal Information. I hereby authorize the Company (including any non-U.S. Affiliate, Parent or Subsidiary) and the Company’s (including its non-U.S. Affiliate’s, Parent’s or Subsidiary’s) representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. I further authorize the Company and any non-U.S. Affiliate, Parent or Subsidiary and the Company’s designated Plan broker(s) to disclose and discuss the Plan with their advisors. I further authorize my employer to record such information and to keep such information in my employee file.

Award Payable Only in Shares. I understand that the grant of the options does not give me any right to receive a cash payment, and the option may be settled only in shares of Common Stock.

Purchase Procedures; No Payment in Shares. Notwithstanding any provision in Section 10 of the Plan and Section 7 of the Subscription Agreement to the contrary, I understand that I may not tender shares of Common Stock that I own to pay the Purchase Price in connection with the option nor am I permitted to pay for any Tax Related-Items by the delivery of unencumbered shares of Common Stock, or withholding in shares of Common Stock otherwise issuable to me upon purchase.

French Language Provisions. The following provisions will apply if I am a resident of Quebec:

I hereby provide my consent to receive Plan information in English through my enrollment in the Plan and entrance into the Subscription Agreement. Specifically, I acknowledge as follows:

It is my express wish that the Subscription Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, including the Plan, be drawn up in English.

Disposition relative à l’utilisation de la langue anglaise

Par la présente, j’accepte de recevoir les informations relatives au Plan, l’option et l’achat d’actions en anglais par le biais de mon inscription au Plan et l’entrée dans la Subscription Agreement. Particulièrement, j’accepte comme suit:

Il est la vononté expresse du moi que cette Subscription Agreement, ainsi que tous les documents, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à la présente convention, y compris le Plan, être rédigés en anglais.

Notifications

Tax Reporting. Foreign property (including the option granted under the Plan and the underlying shares of Common Stock) held by Canadian residents must be reported annually on Form T1135 (Foreign Income Verification Statement) if the total value of such foreign property exceeds C$100,000 at any time during the year. The form must be filed by April 30 of the following year.

DENMARK

Terms and Conditions

Labor Law Acknowledgement. By accepting this award under the Plan, I acknowledge that I understand and agree that the options relate to future services to be performed and do not form any part of, and are not, a bonus or compensation for past services.

Stock Option Act. With respect to Danish employees comprised (covered) by the Danish Stock Option Act, the following shall apply:

I acknowledge that I have received an employer statement in Danish setting forth the terms of my Award, a copy of which is included as ANNEX 1 to this Appendix.

The options are not to be included in the calculation of holiday allowance, severance pay, statutory allowance and compensation, pension and similar payments.

Notifications

Foreign Bank Account Reporting. If I establish an account holding shares of Common Stock or an account holding cash outside of Denmark, I must report the account to the Danish Tax Administration, the form for which can be obtained from a local bank. (Please note that these obligations are separate from and in addition to the obligations described below.)

Exchange Control and Tax Reporting. To the extent permitted by the Company, I may hold shares of Common Stock s acquired under the Plan in a safety-deposit account (e.g., brokerage account) with either a Danish bank or with an approved foreign broker or bank. If the shares of Common Stock are held with a non-Danish broker or bank, I am required to inform the Danish Tax Administration about the safety-deposit account. For this purpose, a Danish Plan participant must file in his/her general tax return information about the shares of Common Stock no later than the filing deadline for the tax return for the tax year in which the shares of Common Stock were acquired and placed in a safety deposit account. Further guidance on filing of purchase and sale of securities for Danish tax purposes can be found on the website of the Danish tax administration (https://skat.dk/skat.aspx?oid=2234844 – available in Danish only). If the information is not filed by the applicable deadline, any subsequent loss realized on the shares of Common Stock would generally not be tax deductible. For most participants, the general deadline for filing tax returns is May 1.

In addition, when I open a deposit account or brokerage account for the purpose of holding cash outside of Denmark, the account will be treated as a deposit account because cash may be held in the account. Information about the bank account and income received on such account must be filed in my tax return for the years in which the account is opened/income is received on the account. I will be solely responsible for providing certain details regarding the foreign account and any shares of Common Stock acquired and held in such account to the Danish Tax Administration as part of my annual income tax return.

FRANCE

Terms and Conditions

Language Consent. By completing the enrollment process and submitting the Subscription Agreement, I confirm that I have read and understood the documents relating to the rights to purchase shares of Common Stock (the Plan, the Subscription Agreement, Appendix A) which were provided to me in the English language. I accept the terms of these documents accordingly.

Consentement Relatif à la Langue Utilisée

En complétant et renvoyant le présent du Contrat de Souscription, je confirme avoir lu et compris les documents relatifs aux droits d’acquisition d’Actions Ordinaires qui m’ont été remis en langue anglaise (le Plan, le Contrat de Souscription, Annexe A). J’accepte les conditions afférentes à ces documents en connaissance de cause.

Notifications

Tax Reporting. French residents may hold options outside of France, provided that they declare all foreign accounts, whether open, current, or closed, on one’s annual income tax return.

GERMANY

Notifications

Exchange Controls. I understand that if I remit proceeds in excess of €12,500 out of or into Germany, such cross-border payment must be reported monthly to the State Central Bank. In the event that I make or receive a payment in excess of this amount, I understand and agree that I am responsible for obtaining the appropriate form from a German bank and complying with applicable reporting requirements. The online filing portal can be accessed at www.bundesbank.de.

HONG KONG

Terms and Conditions

Securities. The following paragraphs shall be inserted immediately after the last paragraph of the Subscription Agreement:

Warning: The options and shares of Common Stock issued at settlement do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or a Designated Company. The Subscription Agreement, including this Appendix A, the Plan and other incidental award documentation have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor has the award documentation been reviewed by any regulatory authority in Hong Kong. The options are intended only for the personal use of the recipient and may not be distributed to any other person. I have been advised that if I am in any doubt about any of the contents of the Subscription Agreement, including this Appendix A, or the Plan, I should obtain independent professional advice.

Sale of Ordinary Shares of Common Stock. In the event the options are exercised within six (6) months of the Offering Date, I agree that I will not dispose of any shares of Common Stock acquired prior to the six-month anniversary of the Offering Date.

Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

INDIA

Notifications

Foreign Assets Reporting. I understand that I must declare foreign bank accounts and any foreign financial assets (including shares of Common Stock purchased pursuant to the Plan held outside India) in my annual tax return. It is my responsibility to comply with this reporting obligation and I should consult with my personal tax advisor in this regard.

Exchange Controls. I understand that I must repatriate any proceeds from the sale of shares of Common Stock acquired under the Plan or the receipt of any dividends to India within 90 days of receipt and convert such amounts to local currency within 180 days of receipt. I must obtain a foreign inward remittance certificate (“FIRC”) from the bank where I deposit the foreign currency and maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or my employer requests proof of repatriation.

IRELAND

Notifications

Director Reporting Obligation. I understand that if I am a director, shadow director or secretary of an affiliate, Parent, or Subsidiary in Ireland, I must notify the Irish affiliate, Parent or Subsidiary in writing within five business days of receiving or disposing of an interest in the Company (e.g., options, shares of Common Stock), or within five (5) business days of becoming aware of the event giving rise to the notification requirement or within five (5) days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of my spouse or children under the age of 18 (whose interests will be attributed to the me if I am a director, shadow director or secretary).

ISRAEL

Terms and Conditions

The following shall apply to Participants of the Company’s Israeli resident subsidiary/ies:

By enrolling in the Plan, I agree to the deduction of the amounts mentioned herein from my salary and instruct my employer to deduct such amounts. Payroll deductions made pursuant to the Plan and the Subscription Agreement are in accordance with sections 25(A) and 25(B) to the Wage Protection Law-1958.

I confirm and acknowledge that pursuant to the tax ruling obtained by the Company on October [*], 2021 (the “Tax Ruling”), upon purchase of shares of Common Stock under the Plan, the difference between the fair market value of the shares of Common Stock and the price I paid for such shares of Common Stock will be considered ordinary work income and will subject to ordinary income tax. The Israeli subsidiary will deduct tax upon purchase and pay the tax to the Israeli Tax Authority. Upon the actual sale of the shares of Common Stock, the increase in share price from the Exercise Date will be classified as capital gains and I will be solely responsible to report this gain and pay the applicable tax to the Israeli Tax Authority.

Securities Law Exemption. An exemption from the requirement to file a prospectus with respect to the Plan will be obtained by the Company from the Israeli Securities Authority. Copies of the Plan and Form S-8 registration statement for the Plan filed with the U.S. Securities and Exchange Commission are available free of charge upon request from Participant’s local human resources department.

ITALY

Terms and Conditions

Participant’s Authorization to Release and Transfer Necessary Personal Information.

The following supplements Section 4 of Part I of this Appendix A:

I understand that Data will be held only as long as is required by law or as necessary to implement, administer and manage my participation in the Plan and employee compensation or for compliance or financial reporting purposes. I understand that pursuant to Chapter III of Regulation (EU) 2016/679, I have rights, including but not limited to, the right to access, delete, update, request the rectification of my Data and cease the Data processing and to object, in whole or in part, on legitimate grounds, to the processing of my Data, even though they are relevant to the purpose of collection. Furthermore, I am aware that my Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting a local HR representative. If I request that the Company cease processing my personal data, I must do so by writing to Informatica Inc., 2100 Seaport Boulevard, Redwood City, California, 94063, U.S.A., or sending an email to privacy@informatica.com. If I request that the Company cease processing my Data, the Company will not be able to administer this award.

Accordingly, if I request that the Company cease processing my Data, this award will be cancelled when my withdrawal is received.

Furthermore, having read and understood the information given on the processing of the Data and being acquainted of the rights set forth in Chapter III of Regulation (EU) 2016/679, I acknowledge the processing of any Data as reported in the Plan and the Subscription Agreement, and further acknowledges the transfer of Data, even sensitive data, in foreign Countries outside the European Union.

Governing Law and Plan Document Acknowledgment. By participating in the Plan, I acknowledge that I received a copy of the Plan and the Subscription Agreement and has reviewed the Plan and the Subscription Agreement, in their entirety and fully understand and accept all provisions of the Plan and the Subscription Agreement. I understand that the Plan and my participation in the Plan is governed by the Governing Law as set forth in Section 26.2 of the Subscription Agreement.

Notifications

Exchange Controls. I am required to report in my annual tax return any investments (including shares of Common Stock acquired under the Plan) held outside of Italy, if the investment may give rise to income in Italy. Bank accounts held abroad exceeding in the year the value of €15,000 or the euro equivalent (e.g., bank accounts where proceeds from the sale of shares of Common Stock acquired under the Plan are deposited) also shall be reported. I am exempt from the formalities if the investments are made through an authorized broker resident in Italy.

JAPAN

Notifications

Foreign Asset/Account Reporting. I understand that if I acquire shares of Common Stock valued at more than ¥100,000,000 in a single transaction, I must file a Report Concerning Acquisition or Transfer of Securities (shoken no shutoku mataha joto ni kansuru hokokusho) with the Ministry of Finance through the Bank of Japan within 20 days of the acquisition of the shares of Common Stock.

In addition, I understand that if I pay more than ¥30,000,000 in a single transaction for the purchase of shares of Common Stock, I must file a Payment Report with the Ministry of Finance through the Bank of Japan within 20 days of the month following the month in which the payment was made. The precise reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.

Lastly, I understand that I may be required to file a Report on Overseas Assets (kokugai zaisan chosho) in respect of any assets (including Shares acquired under the Plan) held outside Japan as of December 31, to the extent such assets have a total net fair market value exceeding ¥50 million.

MEXICO

Terms and Conditions

Payroll Deductions. Due to regulatory issues in Mexico, I may be prohibited from making contributions to the Plan by way of payroll deductions. In that case, at the discretion of the Company, I will be allowed to make contributions to the Plan by way of cash or check. I agree to sign any additional forms that may be required to process contributions by way of cash or check. All other provisions of Section 8 of the Subscription Agreement will apply to Participants in Mexico.

NETHERLANDS

No country-specific provisions.

NEW ZEALAND

Securities Notification

Notice Provided Under the Informatica Inc. 2021 Employee Stock Purchase Plan

I have been granted an award of Informatica Inc. the option to purchase shares of Common Stock under the Informatica Inc. 2021 Employee Stock Purchase Plan. I have been or will be provided with a description of the Plan and its terms and conditions separately from the Subscription Agreement. In compliance with an exemption to the New Zealand Financial Markets Conduct Act 2013 I must be provided with the following information:

Annual Report and Financial Statements

I have the right to receive from Informatica Inc. on request, free of charge, a copy of Informatica Inc.’s latest annual report, financial statements and audit report on those financial statements. I can also obtain a copy of these documents electronically at the following website address www.sec.gov or [website].

Warning

This is a grant of the option to purchase shares of Common Stock in Informatica Inc. If the options are purchased, in accordance with the terms of the Plan, you will receive shares of Common Stock in Informatica Inc. The shares will give you a stake in the ownership of Informatica Inc. You may receive a return if dividends are paid.

If Informatica Inc. runs into financial difficulties and is wound up, you will be paid only after all creditors have been paid. You may lose some or all of your investment.

New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision.

The usual rules do not apply to this offer because it is made under an employee share scheme. As a result, you may not be given all the information usually required. You will also have fewer other legal protections for this investment.

Ask questions, read all documents carefully, and seek independent financial advice before committing yourself.

The options are not listed. Informatica Inc. shares of Common Stock are listed on the NYSE. This means you may be able to sell Informatica Inc. shares of Common Stock, once purchased, on the NYSE if there are interested buyers. You may get less than you invested. The price will depend on the demand for Informatica Inc. shares of Common Stock.

POLAND

Notifications

Exchange Controls. If I hold foreign securities (including shares of Common Stock purchased pursuant to the Plan) and maintain accounts abroad, then it is my responsibility to report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such securities and cash (when combined with all other assets held abroad) exceeds PLN 7 million. If required, the reports are due on a quarterly basis on special forms available on the website of the National Bank of Poland.

Further, any transfer or settlement of funds in excess of a specified threshold (currently €15,000) must be effected through an authorized bank, authorized payment institution or authorized e-money institution.

PORTUGAL

Notifications

Exchange Controls. If I hold shares of Common Stock acquired upon purchase they should be reported to the Banco de Portugal for statistical purposes. If the shares of Common Stock are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report on my behalf. If the shares of Common Stock are not deposited with a commercial bank or financial intermediary in Portugal, I am responsible for submitting the report to the Banco de Portugal.

RUSSIA

Notifications

Securities Law. The offer of the options and the underlying shares of Common Stock is being made from the U.S. and neither the Subscription Agreement nor any materials related to the Plan shall be construed to constitute advertising or offering of securities in Russia. The options and the underlying shares of Common Stock have not been and will not be registered in Russia.

Financial Reporting/Exchange Controls. I understand that I may receive unlimited proceeds from a non-resident foreign currency account (i.e., an account held outside Russia) provided that the country where the account is held (i) is in the Eurasian economic union, or (ii) provides for automatic exchange of financial data with the Russian authorities. As the U.S. currently does not provide for such automatic exchange of data, I must repatriate foreign currency (including the sales proceeds) into a foreign currency account authorized by the Russian Central Banking Authority and report such foreign account and transaction (including foreign stock award accounts) by June 1 to the Russian tax authorities.

SINGAPORE

Terms and Conditions

Securities Law

The award of the Options is being made in reliance of section 273(1)(f) of the Securities and Futures Act (Cap. 289) (“SFA”) for which it is exempt from the prospectus and registration requirements under the SFA. I understand that the shares of Common Stock has not been registered with the SFA. Unless I sell any shares of Common Stock I acquire pursuant to the Plan via a public exchange outside of Singapore (e.g., NASDAQ, NYSE), I agree that I shall not, within six (6) months of my acquisition of any shares of Common Stock, sell, transfer, gift, hypothecate or otherwise transfer such shares of Common Stock within Singapore except as expressly approved by the Company in writing. The Company believes that a typical sale through a U.S. brokerage firm would not require the Company’s consent under these rules.

Director Notification Obligation. If I am a director, shadow director, or hold any similar position3 of a Singapore-incorporated company (each a “Singapore company”) (e.g., the Company, any Singapore Subsidiary or Singapore affiliate), I am subject to certain notification requirements under section 164 of the Singapore Companies Act to enable the Singapore company to comply with its obligations to maintain a register of director’s shareholdings. Among these requirements is an obligation to notify the Singapore company in writing of:

(a)	shares in, debentures of, or participatory interests made available by, the Singapore company or its related corporation which are held by me;

(b)

any interest that I have in shares in, debentures of, or participatory interests made available by, the Singapore company or its related corporation, and the nature and extent of that interest under Section 7 of the Singapore Companies Act (which provides for the circumstances under which a deemed interest in shares may arise);

(c)	rights or options that I have in respect of the acquisition or disposal of shares in the Singapore company or its related corporation; and

(d)

contracts to which I am a party or under which I am entitled to a benefit, being contracts under which a person has a right to call for or to make delivery of shares in the Singapore company or its related corporation.

I must notify the Singapore company in writing when there is any change in the particulars of my interests as mentioned above (including when I sell shares of Common Stock issued from the Plan).

I am deemed to hold or have an interest or a right in or over any shares or debentures, if:

(a)	my spouse (not being himself or herself a director or chief executive officer) holds or has an interest or a right in or over such shares or debentures; or

(b)

my child of less than 18 years of age, including stepson, stepdaughter, adopted son or adopted daughter (not being himself or herself a director or chief executive officer) holds or has an interest in such shares or debentures.

In addition, any contract, assignment or right of subscription shall be deemed to have been entered into or exercised or made by, or a grant shall be deemed as having been made to, me if any contract, assignment or right of subscription is entered into, exercised or made by, or a grant is made to, members of my family as aforesaid (not being himself or herself a director or chief executive officer).

Particulars of my interests as mentioned above must be given within two business days after (i) the date on which I became a director of the Singapore company, or (ii) the date on which I became a registered holder of or acquired an interest as mentioned above, whichever last occurs. Particulars of any change in my interests must also be given within two business days of the change.

SPAIN

Notifications

Foreign Assets Reporting. I may be subject to certain tax reporting requirements with respect to assets, rights, or foreign currency that I hold outside of Spain, including bank accounts, securities and real estate if the aggregate value for particular category of assets exceeds €50,000 as of December 31 each year. Shares purchased under the Plan are subject to this reporting requirement.

[3]	Under section 4(1) of the Singapore Companies Act, the term “director” includes any person occupying the position of director of a corporation by whatever name called.

If applicable, I must report my foreign assets on Form 720 by no later than March 31 following the end of the relevant year. After the rights and/or assets are initially reported, the reporting obligation will only apply if the value of previously-reported rights or assets increases by more than €20,000 as of each subsequent December 31; additional reporting requirements may apply if my assets or asset increases exceed these amounts.

In addition, I must notify the Registry of Investments at the Spanish Ministry of Industry, Commerce and Tourism of investments in securities of companies not listed in Spain, which are deposited in a non-resident account. I must file form D-6 by January 31 each year stating the value of my investments in non-Spanish listed shares as of December 31 of the previous calendar year.

Share Reporting Requirement. The acquisition of shares of Common Stock must be declared for statistical purposes to the Direccion General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competitiveness. Generally, the declaration must be filed in January for shares owned as of December 31 of each year; however, if the value of the shares acquired or the amount of the sale proceeds exceeds a designated amount the declaration must be filed within one month of the acquisition or sale, as applicable.

Foreign Currency Payments. When receiving foreign currency payments exceeding €50,000 derived from the ownership of shares (i.e., dividends or proceeds from the sale of the shares of Common Stock), I must inform the financial institution receiving the payment of the basis upon which such payment is made. I will need to provide the following information: (i) my name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment and the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) further information that may be required.

SWEDEN

No country-specific provisions.

SWITZERLAND

Notifications

Securities Law. The offer to purchase shares of Common Stock under the Plan is considered a private offering in Switzerland and is therefore not subject to securities registration in Switzerland. Neither this document nor any other materials relating to the options (i) constitute a prospectus as such term is understood pursuant to the Swiss Code of Obligations, (ii) may be publicly distributed nor otherwise made publicly available in Switzerland, or (iii) has been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Supervisory authority).

UNITED ARAB EMIRATES

Notifications

Securities Law. I understand that participation in the Plan is being offered only to Eligible Employees and is in the nature of providing equity incentives to employees in the United Arab Emirates. I further understand that the Plan and the Subscription Agreement are intended for distribution only to Eligible Employees and must not be delivered to, or relied on by, any other person. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If I do not understand the contents of the Plan or the Subscription Agreement, I am aware that I should consult an authorized financial adviser. The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Plan. Neither the Ministry of Economy nor the Dubai Department of Economic Development have approved the Plan or the Subscription Agreement nor taken steps to verify the information set out therein, and have no responsibility for such documents.

UNITED KINGDOM

Terms and Conditions

Tax Obligations. The following provision supplements Section 2 of this Appendix A to the Subscription Agreement: Tax-Related Items shall include Primary and to the extent legally possible secondary class 1 National Insurance Contributions. I agree that the Company or my employer may calculate the Tax-Related Items to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right I may have to recover any overpayment from relevant U.K. tax authorities. I understand and agree that if payment or withholding of any income tax liability arising in connection with my participation in the Plan is not made by me to my employer within 90 days of the event giving rise to such income tax liability or such other period specified in Section 222(1)I of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), that the amount of any uncollected income tax will constitute a loan owed by me to my employer, effective on the Due Date. I understand and agree that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs, it will be immediately due and repayable by me, and the Company and/or my employer may recover it at any time thereafter by any of the means referred to in the Plan and/or the Subscription Agreement.

Notwithstanding the foregoing, I understand and agree that if I am a director or an executive officer of the Company (within the meaning of such terms for purposes of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), I will not be eligible for such a loan to cover the income tax liability. I further understand that, in the event that I am such a director or executive officer and the income tax is not collected from or paid by me by the Due Date, the amount of any uncollected income tax will constitute an additional benefit to me on which additional income tax and National Insurance Contributions will be payable. I understand and agree that I am responsible for reporting and paying any income tax due on this additional benefit directly to Her Majesty’s Revenue and Customs under the self-assessment regime and for reimbursing the Company or my employer (as appropriate) for the value of any primary and (to the extent legally possible) secondary class 1 National Insurance Contributions due on this additional benefit which the Company or my employer may recover from me by any of the means referred to in the Plan and/or the Subscription Agreement.

At the discretion of the Company, the options cannot be settled until I have entered into an election with the Company (or my employer) (as appropriate) in a form approved by the Company and Her Majesty’s Revenue & Customs (a “Joint Election”) under which any liability of the Company and/or the employer for employer’s national insurance contributions arising in respect of the granting, exercise, settlement of or other dealing in the options, or the acquisition of shares of Common Stock on the settlement of the options, is transferred to and met by me.

EXHIBIT B

INFORMATICA INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

The undersigned Participant in the Offering Period of the Informatica Inc. 2021 Employee Stock Purchase Plan (the “Plan”) that began on ____________, ______ (the “Offering Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be terminated automatically. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned will be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement. Capitalized terms not otherwise defined herein will have the meaning ascribed to them under the Plan.

Name and Address of Participant:

Signature:

Date:

ANNEX I

ADDITIONAL PROVISIONS FOR EMPLOYEES IN DENMARK

ERKLÆRING OM TILDELING AF BETINGEDE AKTIEENHEDER, HERUNDER ERKLÆRING I HENHOLD TIL AKTIEOPTIONSLOVEN	STATEMENT CONCERNING GRANTING OPTIONS, INCLUDING STATEMENT PURSUANT TO THE DANISH STOCK OPTION ACT

Informatica Inc. (“Selskabet”)	Informatica Inc. (the “Company”)

Og Medarbejderen, der elektronisk har givet samtykke til vilkårene og betingelserne i Subscription Agreement. (“Medarbejderen”)	And The individual providing services to the Company electronically consenting to the terms and conditions of the Subscription Agreement. (the “Service Provider”)

1.Og Informatica Inc. 2100 Seaport Blvd Redwood City, California 94063, US (“Moderselskabet”)	And Informatica Inc. 2100 Seaport Blvd Redwood City, California 94063, US (the “Parent Company”)

har indgået Subscription Agreement og alle bilag og tillæg hertil (“Tildelingsaftalen”) i relation muligheden for at købe aktier (“Options”), som Moderselskabet har tildelt Medarbejderen.

have entered into the Subscription Agreement, including all exhibits and appendices thereto (the “Agreement”) concerning the option to purchase shares of Common Stock (the “Options”) granted by the Parent Company to the Service Provider.

Denne erklæring (“Erklæringen”) udgør en erklæring til Medarbejderen i henhold til § 3, stk. 1 i lov om brug af køberet eller tegningsret til aktier m.v. i ansættelsesforhold (“Aktieoptionsloven”).

This statement (the “Statement”) constitutes a statement to the Service Provider pursuant to section 3 (1) of the Danish Act on the exercise of stock acquisition rights or stock subscription rights in employment relationships, etc. (the “Stock Option Act”).

I tilfælde af uoverensstemmelser mellem Erklæringen og Tildelingsaftalen og/eller Medarbejderens ansættelsesaftale med Selskabet har Tildelingsaftalen forrang.	In the event of any discrepancies between the Statement and the Agreement and/or Service Provider’s contract of employment with the Company, the Agreement shall prevail.

Moderselskabet har vedtaget et Option program, der omfatter medarbejdere i Moderselskabet og dettes datterselskaber, herunder Selskabets medarbejdere. Vilkårene for Option-programmet, der også omfatter de Options, der tildeles i medfør af Tildelingsaftalen, er fastsat i “Informatica Inc. 2021 Employee Stock Purchase Plan” (benævnt “Aktieincitamentsprogrammet”).

The Parent Company has adopted an Option program covering the Service Providers of the Parent Company and its subsidiaries, including the employees of the Company. The terms of the Option program, which also include the Options granted under the Agreement, appear from the “Informatica Inc. 2021 Employee Stock Purchase Plan” (the “Equity Incentive Program”).

Vilkårene i Aktieincitamentsprogrammet finder anvendelse på Medarbejderens Options, medmindre Tildelingsaftalen fastsætter vilkår, der fraviger vilkårene i Aktieincitamentsprogrammet. I sådanne tilfælde har Tildelingsaftalen vilkår forrang.

The terms of the Equity Incentive Program apply to the Service Provider’s Options, unless the Agreement stipulates terms that deviate from the terms of the Equity Incentive Program. In such situations, the terms of the Agreement shall prevail.

Definitioner anvendt i Tildelingsaftalen skal have samme betydning som i Aktieincitamentsprogrammet, medmindre andet følger af Tildelingsaftalen.	The definitions of the Agreement shall have the same meaning as the definitions of the Equity Incentive Program, unless otherwise provided by Agreement.

1. OPTIONS OG VEDERLAG	1. OPTIONS AND CONSIDERATION

1.1 Medarbejderen tildeles løbende Options, der giver Medarbejderen ret til aktier (“Aktier”) i Moderselskabet og/eller kontantbetaling. De pågældende Options tildeles vederlagsfrit.	1.1 The Service Provider is granted Options on a current basis entitling the Service Provider to shares (“Shares”) in the Parent Company and/or cash payment. The Options are granted free of charge.

1.2 Værdien pr. aktie, som Options repræsenterer vil blive som nærmere fastsat i Tildelingsaftalen.	1.2 The value per share that the Options represent shall be as specified in the Agreement.

ØVRIGEVILKÅR OG BETINGELSER	2. OTHER TERMS AND CONDITIONS

Optionstildeles i overensstemmelse med Aktieincitamentsprogrammet.	2.1 The Options are granted under the Equity Incentive Program.

Optionstildeles efter Administrator af Ordningens skøn og når Administrator af Ordningen måtte beslutte det.	2.2 The Options are granted at the discretion of the Plan Administrator and at the timing of its discretion.

Optionsoptjenes i overensstemmelse med Tildelingsaftalen.	2.3 The Options shall vest as set forth in the Agreement.

Optjeningenaf Options er betinget af, at Medarbejderen er ansat i Selskabet i optjeningsperioden, og der hverken tildeles eller optjenes Options efter ansættelsesforholdets ophør, uanset årsag hertil, jf. dog nedenfor. Optjeningen af Options påvirkes ikke af lovreguleret orlov.

2.4  The earning of Options is conditional on the Service Provider being employed with the Company for the duration of the vesting period and no Options are granted or earned after the termination of the employment, regardless of the reason for such termination, cf. however below. The earning of Options is not influenced by statutory leave.

OPTJENINGOPTIONS	3. EARNING OPTIONS

Efteroptjeningsperioden vil Options vaere optjent forudsat, at de ikke er bortfaldet efter vilkårene i Tildelingsaftalen og indtil det tidspunkt, hvor sådanne Options ophører, bortfalder og/eller fortabes i overensstemmelse med vilkårene i Tildelingsaftalen.

3.1  Options will be earned on the vesting date as long as they remain validly outstanding pursuant to the Agreement, until the date such Options are terminated cancelled and/or forfeited pursuant to the terms of the Agreement.

I   tilfælde af ansættelsesforholdets ophør og uanset årsagen hertil, vil ikke-vestede Options automatisk fortabes, ophøre og bortfalde per tidspunktet for ansættelsesforholdets ophør uden kompensation eller rettigheder i tilknytning hertil.

3.2  Upon your termination of employment for any or no reason, any then-unvested Options will be automatically forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration or further rights hereunder.

REGULERINGAF OPTIONS	4. ADJUSTMENT OF THE OPTIONS

Regulering ved kapitalændringer	Adjustmentin connection with capital changes

Såfremtder sker en ændring i antallet af udestående Aktier som følge af ændring i Moderselskabets kapitalstruktur uden vederlag såsom aktieudbytte, rekapitalisering, aktiesplit, omvendt aktiesplit, rekonstruktion, fusion, konsolidering, opdeling, kombination, genkøb eller ombytning af Selskabets Aktier eller øvrige værdipapirer eller andre ændringer i Moderselskabets selskabsstruktur, der kan påvirke Aktien, kan der gennemføres justeringer, der kan påvirke Aktieincitamentsprogrammet, herunder en justering af antallet af samt klassen af Aktier, der kan opnås i henhold til Programmet, af Købsprisen pr. aktie og af det antal Aktier for hver option i henhold til Programmet, der endnu ikke er udnyttet, og de talmæssige begrænsninger i Aktieincitamentsprogrammet.

4.1Ifthe number of outstanding Shares is changed by a modification in the capital structure of the Parent Company without consideration such as a stock dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, combination, repurchase or exchange of Shares or other securities of the Parent Company or other change in the corporate structure of the Parent Company affecting the Shares, adjustments may be made that may impact the Equity Incentive Program and the Options including adjusting the number and class of Shares that may be delivered under the Equity Incentive Program and the numerical limits of the Equity Incentive Program.

Andre ændringer	Other changes

4.2  I tilfælde af forslag om opløsning eller likvidation af Selskabet, og i tilfælde af fusion eller ændring i kontrollen med Selskabet eller Moderselskabet, kan der ske andre reguleringer i Aktieincitamentsprogrammet og Options.

4.2  In the event of a proposed dissolution or liquidation of the Parent Company and in the event of a merger or a change in control of the Parent Company, other adjustments may be made to the Equity Incentive Program and the Options.

Administrator af Ordningens regulering 3af Optioner	Plan Administrator’s regulation of Options

1.3  Administrator af Ordningens adgang til at regulere Options i de i § 4 omhandlede situationer er reguleret af vilkårene i Aktieincitamentsprogrammet. Med hensyn til Administrator af Ordningens generelle adgang til at ændre eller opsige Aktieincitamentsprogrammet, henvises der til artikel fire, punkt V og punkt 3.8 i Aktieincitamentsprogrammet.

4.3  The Plan Administrator’s access to regulation of the Options in the situations comprised by this section 4 shall be regulated by the terms and conditions of the Equity Incentive Program. As regards the Plan Administrator’s, general access to amend or terminate the Equity Incentive Program reference is made to the Equity Incentive Program Article Four, Section 11.

ØKONOMISKEASPEKTER VED DELTAGELSE I ORDNINGEN	5. THE FINANCIAL ASPECTS OF PARTICIPATING IN THE SCHEME

Optionser risikobetonede værdipapirer, der er afhængige af aktiemarkedet og Moderselskabets resultater. Som følge heraf er der ingen garanti for, at Options’erne udløser en fortjeneste. Options’erne skal ikke medregnes ved opgørelsen af feriepenge, fratrædelsesgodtgørelse, godtgørelse eller kompensation fastsat ved lov, pension og lignende.

5.1  The Options are risky securities the potential value of which is influenced by the market for Shares and the Parent Company’s results. Consequently, there is no guarantee that the vesting of the Options will trigger a profit. The Options are not to be included in the calculation of holiday allowance, severance pay, statutory allowance and compensation, pension and similar payments.

SKATTEMÆSSIGEFORHOLD

De   skattemæssige konsekvenser for Medarbejderen som følge af tildelingen af Options og den efterfølgende udnyttelse heraf er i sidste ende Medarbejderens ansvar. Selskabet opfordrer Medarbejderen til selvstændigt at indhente rådgivning om den skattemæssige behandling af tildeling og udnyttelse af Options.

6.  TAX MATTERS

6.1  Any tax consequences for the Service Provider arising out of the Options and the exercise thereof are ultimately the responsibility of the Service Provider. The Company encourages the Service Provider to obtain individual tax advice in relation to the effect of grant and vesting of the Options.

OVERDRAGELSEOG PANTSÆTNING AF OPTIONER MV.	7. TRANSFER AND PLEDGING OF OPTIONS, ETC.

Optionser personlige. Ingen rettigheder om betaling for Options eller tildeling af Aktier i henhold til Aktieincitamentsprogrammet kan overdrages, overføres, pantsættes eller på anden vis disponeres over af Medarbejderen, frivilligt eller ved udlæg.

7.1  The Options are personal instruments. No rights with regard to settlement of Options or to receive Shares under the Equity Incentive Program may assigned, transferred, pledged or otherwise disposed of in any way by the Service Provider whether voluntarily or by execution.